FOR IMMEDIATE RELEASE	Contact:	Susan M. Pietropaolo
SMP Solutions, Inc.
201-818-5537 (at Alteon)
spietropaolo@alteon.com
Alteon to Present at the Rodman & Renshaw 3rd Annual Global Healthcare Conference
—Presentation to be Webcast—
Parsippany, NJ, May 3, 2006 — Alteon Inc. (Amex: ALT) announced today that Kenneth I. Moch, President and Chief Executive Officer, will participate in the Rodman & Renshaw 3rd Annual Global Healthcare Conference in Monaco. Mr. Moch is scheduled to present on Monday, May 15, 2006 at 5:35 pm (11:35 am, ET). In addition, Noah Berkowitz, M.D., Ph.D., President and Chief Executive Officer of HaptoGuard Inc., who is expected to become President and CEO of Alteon upon the closing of a previously-announced merger between the two companies, will review Alteon and HaptoGuard’s clinical programs. The presentation will be webcast and accessible at Alteon’s website, www.alteon.com.
On April 19 2006, Alteon announced a definitive merger agreement with privately-held HaptoGuard, Inc., and the granting of certain royalty and negotiation rights to Genentech, Inc. as part of the restructuring of Genentech’s preferred stock position in Alteon in connection with the proposed merger. Alteon and HaptoGuard have complementary products under development in cardiovascular diseases and diabetes, including two Phase 2 clinical-stage compounds, BXT-51072 and alagebrium. Data is expected around year-end 2006 from two Phase 2 trials of HaptoGuard’s BXT-51072 for reduction of mortality in post-myocardial infarction patients with diabetes. Alteon’s alagebrium, which has been shown to improve cardiac function including the ability to significantly reduce left ventricular mass, is being developed for heart failure. The merger and stock conversion transactions are subject to the approval of Alteon and HaptoGuard shareholders and are expected to close in the third quarter of 2006.
Note to Conference Attendees: Mr. Moch and Dr. Berkowitz have made time available for one-on-one meetings at the conference. Please contact the one-on-one conference desk or contact Susan Pietropaolo directly if you are interested in setting up a meeting.
About Alteon
Alteon is a product-based biopharmaceutical company engaged in the development of small molecule drugs to treat and prevent the inflammatory aspects of cardiovascular disease and diabetes. The Company has identified several promising product candidates that it believes represent novel approaches to some of the largest pharmaceutical markets.

The Company’s lead drug candidate, alagebrium chloride or alagebrium (formerly ALT-711), is a product of its drug discovery and development program. Alagebrium has demonstrated potential efficacy in two clinical trials in heart failure, as well as in animal models of heart failure and nephropathy, among others. It has been tested in approximately 1,000 patients in a number of Phase 1 and Phase 2 clinical trials. The Company’s goal is to develop alagebrium in diastolic heart failure. This disease represents a rapidly growing market of unmet medical need, particularly common among diabetic patients, and alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials. For more detailed information about alagebrium, please visit the scientific publications section of the Alteon website, www.alteon.com.
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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, that Alteon may not complete the acquisition of HaptoGuard, and if completed, that the combined company’s financial condition may not be as expected, and those relating to Alteon’s ability to obtain sufficient financing to allow it to continue as a going concern and to continue the development of alagebrium, technology and product development (including the possibility that early clinical trial results may not be predictive of results that will be obtained in large-scale testing or that any clinical trials will not demonstrate sufficient safety and efficacy to obtain requisite approvals or will not result in marketable products), regulatory approval processes, intellectual property rights and litigation, competitive products, and other risks identified in Alteon’s filings with the Securities and Exchange Commission. Further information on risks faced by Alteon are detailed under the caption “Risk Factors” in Alteon’s Annual Report on Form 10-K for the year ended December 31, 2005 and in subsequent filings with the SEC. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Participants in the Solicitation
In connection with the proposed merger, Alteon Inc. and HaptoGuard, Inc. will be filing a joint proxy statement with the Securities and Exchange Commission. Investors and security holders of Alteon Inc. and HaptoGuard, Inc. are advised to read the joint proxy statement regarding the proposed merger referred to in this communication when it becomes available because it will contain important information. Alteon Inc. and HaptoGuard, Inc. expect to mail the joint proxy statement about the proposed merger to their respective stockholders. In addition to the proxy statement, Alteon Inc. files annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by Alteon Inc. at http://www.sec.gov and directly from Alteon Inc.
Alteon Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of Alteon Inc. with respect to the proposed merger. Information regarding such officers and directors is included in Alteon Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in its proxy statement for the 2006 annual meeting, which will be filed with the Securities and Exchange Commission. Once filed, these documents are available free of charge at the Securities and Exchange Commission’s website at http://www.sec.gov and directly from Alteon Inc.
HaptoGuard, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from stockholders of HaptoGuard, Inc. HaptoGuard, Inc. is a private company and does not file annual or quarterly reports with the SEC.